EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For further information contact:
Stephen L. Sanetti	203-259-7843
Thomas A. Dineen	203-259-7843
STURM, RUGER & COMPANY, INC. REPORTS
FIRST QUARTER RESULTS
     SOUTHPORT, CONNECTICUT, May 3, 2006—Sturm, Ruger & Company, Inc. (NYSE-RGR), today reported first quarter 2006 net sales of $47.4 million compared to $44.3 million in the first quarter of 2005, and net income of $1.4 million or $0.05 per share compared to $3.7 million or $0.14 per share in the first quarter of 2005.
     Interim Chief Executive Officer Stephen L. Sanetti commented on the firearms results, “Firearm unit shipments increased 1% from the prior year as increased revolver and rifle shipments were offset by a reduction in pistol shipments. The reduction in pistol shipments is attributable to the shipment of 5,000 KP95D 9mm pistols to the U.S. Army Tank-automotive and Armaments Command in January 2005. Modest price increases and the modification of our sales discount programs resulted in the further increase in sales to 4%.”
     Mr. Sanetti elaborated on the castings results, “Our castings sales increased by 28% from the first quarter of 2005, but unfortunately, this segment of our business continues to operate at a loss. We will continue to evaluate the role that the castings business will play in our future.”
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Sturm, Ruger Earnings page 2
     The first quarter was a quiet one on the product liability front. The number of “conventional” product liability cases remains near a record low and industry safety and accident statistics continue to reaffirm the success of the many voluntary firearms safety programs.
     Mr. Sanetti concluded his remarks, “During the past several months, the Company has begun to undergo significant changes, the results of which will culminate in the emergence of a leaner, more efficient and more profitable enterprise. There is still plenty of work to be done, and I am confident we are assembling the right team and heading in the right direction. I want to thank our shareholders for their patience and look forward to reporting our progress to you throughout 2006.”
     Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and titanium and steel investment castings for a wide variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, and the impact of future firearms control
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Sturm, Ruger Earnings page 3
and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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STURM, RUGER & COMPANY, INC.
Condensed Statements of Income (unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	%	2005	%

Firearms sales	$40,825	86.1	$39,100	88.3
Castings sales	6,602	13.9	5,160	11.7

Net sales	47,427	100.0	44,260	100.0
Cost of products sold	38,288	80.7	32,412	73.2

Gross profit	9,139	19.3	11,848	26.8
Expenses:
Selling	4,119	8.8	4,061	9.2
General and administrative	2,724	5.7	1,628	3.7

	6,843	14.5	5,689	12.9

Operating income	2,296	4.8	6,159	13.9

Other income (loss) — net	73	0.2	(14)	(0.0)

Income before income taxes	2,369	5.0	6,145	13.9

Income taxes	949	2.0	2,464	5.6

Net income	$1,420	3.0	$3,681	8.3

Earnings per share
Basic	$0.05		$0.14
Diluted	$0.05		$0.14

Cash dividends per share	$0.00		$0.10

Average shares outstanding
Basic	26,911		26,911
Diluted	26,911		26,911
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STURM, RUGER & COMPANY, INC.
Condensed Balance Sheet (unaudited)
(in thousands)

March 31,
2006

Assets
Cash and cash equivalents	$4,291
Short-term investments	25,850
Trade receivables, net	20,759
Inventories	44,728
Deferred income taxes	5,983
Prepaid expenses and other assets	3,071

Total current assets	104,682

Property, plant and equipment	155,759
Less depreciation	(132,978)

22,781

Deferred income taxes	3,289
Other assets	10,348

Total	$141,100

Liabilities and Stockholders’ Equity
Trade accounts payable and accrued expenses	$3,278
Product liability	864
Employee compensation	8,581
Workers’ compensation	5,221
Income taxes	528

Total current liabilities	18,472

Accrued pension liability	8,669
Product liability accrual	956

Stockholders’ equity	113,003

Total	$141,100

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